Exhibit 10.50

      GSE Lining Technology, LLC

Mark C. Arnold	19103 Gundle Road
President & Chief Executive Officer	Houston, TX 77073
800.435.2008
281.230.6710
281.443.3399 Fax
gseworld.com

August 4, 2011

William F. Lacey
611 Bordeaux Drive
Southlake, Texas 76092
Email: wflacey@gmail.com

Dear William:

We are pleased to offer you a position with GSE Lining Technology, LLC (hereafter referred to as the Company) as the Executive Vice President & Chief Financial Officer at a base salary of $280,000 to commence no later than August 22, 2011. You will be eligible for a management bonus at plan equal to 40% of annual base salary (up to a 60% maximum). Determination of the management bonus will be based on successful achievement of company and personal goals.

You will also be granted a Sale Bonus Agreement that entitles you to receive a cash payment equal to three-quarters of one percent (0.75%) of the net equity proceeds from the sale of GSE if a change of control occurs. The sale bonus shall not vest unless you remain continuously employed by GSE through the consummation of such sale. A letter regarding this bonus and a schedule of projected value of this bonus will be provided to you in separate correspondence. Additionally, you will be eligible for full relocation benefits as described in the Company’s Relocation Policy. A Confidentiality Agreement, Relocation package, Intellectual Property and Confidentiality Agreement and Change in Control Agreement will also be sent to you under separate cover.

Additionally, you will be eligible for medical and dental insurance, long-term disability, group life, accidental death, a 401(k) plan, among others. You will be eligible for four weeks of Paid Time Off (PTO) each year. The Company will maintain Director and Officers Liability Insurance coverage on your behalf.

As discussed, we expect your relocation to Houston to be completed by March 31, 2012. In addition to your eligibility for full relocation benefits as described in the Company’s Relocation Policy, you will be provided with a commuting allowance of up to $50,000 to cover expenses incurred between your start date and March 31, 2012 for rental of a corporate apartment and transportation to and from the DFW area. Any expenses treated as income and subjected to federal income tax shall be grossed up for taxes.

Your employment, should you accept this offer, will be for no specified period. As an at-will relationship, either party may for any or no reason terminate the employment relationship at any time. However, should GSE or its successors terminate your employment for reasons other than Cause or you terminate your employment due to a significant diminution of your duties (relative to those described in the position description for this role), change in your title (as described in this offer), reduction in base compensation or relocation of the position greater than 50 miles from its current location, you will receive a lump sum payment equal to your annual base salary as a pre-agreed severance payment.

This offer of employment is contingent upon the results of a post-offer medical examination, including tests for prohibited drugs and alcohol. Your employment with GSE will be governed by the terms and conditions contained within GSE’s Corporate Employee Policies.

Please acknowledge your acceptance of this offer by signing, dating and returning this proposal to the undersigned. This letter does not constitute any employment contract or modification of the employment at-will doctrine, and it does not provide you with any contractual right for any period of time nor guarantee of continued employment.

I am very excited for you regarding this opportunity and its rewards for you and GSE.

Sincerely,

/s/ Mark Arnold
Mark C. Arnold
President and CEO

Agreed and accepted by:	William F. Lacey

Signature	/s/ William F. Lacey

Date	8-15-2011